Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to (a) the incorporation by reference in the Registration Statement on Form S-3 (No. 333-192094) (the “Form S-3”) of Yuma Energy, Inc., a California corporation (the “Company”), of our reserves report of Yuma Energy, Inc., a Delaware corporation (“Yuma”), dated effective December 31, 2013, which appears in the Registration Statement on Form S-4 of the Company, and (b) all references to our firm, including under the headings “Experts” and “Summary” in the prospectus included in such Form S-3, and the information contained in our reserves report in such prospectus.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C. H. (Scott) Rees III
C. H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
October 20, 2014

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